JOULE INC.
                             1245 U.S. Route 1 South
                            Edison, New Jersey 08837

                          ----------------------------

                    Notice of Annual Meeting of Stockholders

                           To be held February 7, 2001

                          ----------------------------

     The Annual Meeting of Stockholders of Joule Inc. will be held on Wednesday, February 7, 2001, at 10:30 a.m. at The Pines Manor, Route 27, Edison, New Jersey, for the following purposes:

     1. To elect six directors;

     2. To consider and act upon adoption of the 2001 Stock Option Plan; and

     3. To transact such other business as may properly come before the meeting.

     All stockholders are cordially invited to attend the meeting. Only holders of record of Common Stock at the close of business on December 15, 2000 are entitled to notice of and to vote at the meeting. If you attend the meeting, you may vote in person if you wish, even though you previously have returned your proxy.

     A copy of the Company's 2000 Annual Report is enclosed.

               STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND
               SIGN THE ENCLOSED PROXY AND RETURN IT IN THE
               ACCOMPANYING ENVELOPE.

January 9, 2001                               By Order of the Board of Directors



                                              Bernard G. Clarkin
                                              Secretary

                                   JOULE INC.
                             1245 U.S. Route 1 South
                            Edison, New Jersey 08837


                                 PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Joule Inc. of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on February 7, 2001, and at all adjournments thereof. The solicitation will begin on or about January 9, 2001.

     All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified with respect to any matter to be acted upon, will be voted in accordance with such specification. If no choice is specified, the proxies will be voted for the election of six directors, unless authority to do so is withheld with respect to one or more of the nominees, and for the adoption of the 2001 Stock Option Plan. In addition, the proxy will be voted in the discretion of the proxyholders with respect to such other business as may properly come before the meeting. A stockholder may revoke a proxy at any time prior to the voting thereof.

     Brokers holding shares of Common Stock for beneficial owners must vote those shares according to specific instructions they receive from the owners. If instructions are not received, brokers may vote those shares at their discretion except on matters, such as the adoption of the 2001 Stock Option Plan, as to which the rules of the American Stock Exchange preclude brokers from exercising their voting discretion. On such matters, the absence of instructions results in a "broker non-vote."

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Votes that are withheld will be excluded entirely from the calculation and will have no effect on the outcome of the election of directors. Adoption of the 2001 Stock Option Plan will require a majority of the votes cast. Abstentions and broker non-votes will have the effect of reducing the number of required affirmative votes.

     There were outstanding as of the close of business on December 15, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, 3,677,000 shares of Common Stock of the Company. Each share of Common Stock is entitled to one vote on each matter brought before the meeting.

                      BENEFICIAL OWNERSHIP OF MORE THAN 5%
                         OF THE OUTSTANDING COMMON STOCK

     The following table sets forth information regarding the beneficial ownership of Common Stock by each person known to management of the Company to own beneficially 5% or more of the issued and outstanding Common Stock as of December 15, 2000:

                                                 Beneficial Ownership (a)
                                              -----------------------------
                                              Number of
      Name (b)                                  Shares              Percent
-------------------------                     -------------         -------

Emanuel N. Logothetis                         1,167,722 (c)          31.8%
Helen Logothetis                              1,167,722 (d)          31.8
Nick M. Logothetis                              506,722              13.8
Steven Logothetis                               476,622              13.0
Julie Logothetis                                493,348              13.4

----------

(a) As used in this Proxy Statement, "beneficial ownership" means the sole or shared power to direct the voting and/or disposition of shares of Common Stock.

(b) Emanuel N. Logothetis is the husband of Helen Logothetis. They are the parents of Nick M. Logothetis, Steven Logothetis and Julie Logothetis. The address of the members of the Logothetis family is 1245 U.S. Route 1 South, Edison, New Jersey 08837.

(c) Consists of 807,100 shares of Common Stock as to which Mr. Logothetis has sole voting and disposition power and the 370,622 shares referred to in (d) below that are beneficially owned solely by Helen Logothetis, as to which shares he disclaims beneficial ownership.

(d) Consists of 370,622 shares of Common Stock as to which Mrs. Logothetis has sole voting and disposition power and the 807,100 shares referred to in (c) above that are beneficially owned solely by Emanuel N. Logothetis, as to which shares she disclaims beneficial ownership.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information, as of December 15, 2000, with respect to the ownership of shares of Common Stock by (i) the current directors of the Company and nominees for election as directors, (ii) the Named Executives referred to under "Compensation of Executive Officers--Certain Transactions," and (iii) all directors and executive officers of the Company as a group:

                                                       Number of Shares of
                                                   Common Stock and Percent of
       Name                                       Class Beneficially Owned (a)
---------------------------------                 ----------------------------
Richard Barnitt                                                --
Bernard G. Clarkin                                          5,525
Stephen Demanovich                                         10,025
Robert W. Howard                                            9,200
Emanuel N. Logothetis                                   1,167,722 (31.8%)
Nick M. Logothetis                                        506,722 (13.8%)
Steven Logothetis                                         476,622 (13.4%)
John Porch                                                     --
Andrew G. Spohn                                             1,700
John G. Wellman, Jr.                                       54,075 (b)

Directors and Executive
Officers as a group (13 persons)                        2,231,591 (60.7%)

----------

(a) Except for the 370,622 shares of Common Stock owned by his wife and attributed to Emanuel N. Logothetis, as more fully set forth under "Beneficial Ownership Of More Than 5% Of The Outstanding Common Stock," such person has sole voting and disposition power with respect to the shares shown in this column. Includes 5,000 shares for Mr. Clarkin, 10,000 shares for Mr. Demanovich, 40,000 shares for Mr. Wellman and 55,000 shares for all directors and executive officers as a group that may be acquired within 60 days after December 15, 2000 upon exercise of options. Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares.

(b)  Mr. Wellman holds 3,050 shares as trustee of a trust for his children.

                  ELECTION OF DIRECTORS--DIRECTOR COMPENSATION

     Six directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. All of the nominees listed below are currently members of the Board of Directors. The nominees for directors have consented to serve if elected, and the Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors.

     The following information respecting the nominees has been furnished by them.

                                          Principal Occupation                      Director
       Name                Age               or Employment                            Since
---------------------      ---     ---------------------------------------------    --------
Richard Barnitt            62      Financial Consultant (a)                           1996
Robert W. Howard           58      Chairman, Reisen Lumber Industries, Inc. (b)       1988
Emanuel N. Logothetis      70      Chairman of the Board and Chief Executive          1965
                                   Officer of the Company (c)
Nick M. Logothetis         48      President, Chartwell Consulting Group              1980
Steven Logothetis          46      Attorney (d)                                       1981
Andrew G. Spohn            56      Business Consultant (e)                            2000

----------

(a) Mr. Barnitt has served as a financial consultant to various companies, including the Company (since 1989), since his retirement in 1988 from Kidde Inc., where he had been employed since 1963, most recently as Senior Vice President and Chief Financial Officer.

(b) Mr. Howard served as Executive Vice President of Reisen Lumber and Millwork Company from 1981 to April 1986 when he was made President of Reisen Lumber Industries. He was named Chairman of the Board of Reisen in 1995.

(c) Emanuel N. Logothetis founded the Company in 1965 and was President and Chief Executive Officer until August 10, 1987, when he was elected Chairman of the Board. He was reelected President on August 3, 1988 and served in such capacity until February 3, 1999.

(d)  Steven Logothetis is an attorney and investor.

(e) Mr. Spohn is a business consultant focusing on strategic planning and human resources. Previously he was Chief Executive Officer of Singer Asset Finance Company, L.L.C., a wholly owned subsidiary of Enhance Financial Services Group, from 1997 to 1999. He was Managing Partner of New Jersey Title Insurance Company from 1993 to 1997.

     The Board of Directors held four meetings during the 2000 fiscal year. Directors who are not employees of the Company receive directors' fees of $500 for each day that they attend meetings of the Board or a committee thereof and are reimbursed for their out-of-pocket expenses incurred in connection with their activities as directors. Also, such directors receive a monthly retainer of $400. During fiscal 2000, Richard Barnitt and Andrew G. Spohn received fees of $12,000 and $4,000, respectively, for their services as consultants to the Company. They are continuing to provide consulting services to the Company in fiscal 2001.

     The Board of Directors has designated from among its members an Audit Committee, which consisted of Robert W. Howard and Richard Barnitt. See "Audit Committee." The Audit Committee met with the Company's independent accountants two times during fiscal 2000. Andrew G. Spohn and Nick M. Logothetis served on the Compensation Committee that reviews executive compensation on an annual basis. The Compensation Committee did not meet during fiscal 2000. The Board of Directors has not designated a nominating committee or other committee performing a similar function.

            COMPENSATION OF EXECUTIVE OFFICERS--CERTAIN TRANSACTIONS

Executive Compensation

     Set forth below is certain summary information with respect to the compensation of the Company's Chief Executive Officer and each other executive officer whose salary and bonus for the fiscal year ended September 30, 2000 exceeded $100,000 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                       Compensation
                                                                          Awards
                                                                       ------------
                                                                         Shares of
                                         Annual Compensation           Common Stock        All Other
        Name and                         -------------------            Underlying       Compensation
   Principal Position               Year    Salary ($)    Bonus ($)     Options (#)         ($) (1)
-----------------------------       ----    ----------    ---------    ------------      ------------
Emanuel N. Logothetis               2000     $220,000     $ 27,600            --           $    --
Chairman of the Board               1999      191,826       54,800            --                --
and Chief Executive Officer         1998      129,160      121,300            --                --

John G. Wellman, Jr.                2000      220,000           --        50,000             1,710
President and Chief                 1999      204,230           --            --             2,500
Operating Officer (2)               1998      102,309           --       100,000            15,327

Bernard G. Clarkin                  2000      115,000        7,622            -- (5)         1,839
Vice President and                  1999      100,000       12,500            --             1,707
Chief Financial Officer (3)         1998      100,000       20,000         5,000             1,875

Stephen Demanovich                  2000      100,000       48,673         5,000 (5)         1,387
Vice President                      1999      100,000       41,217            --             1,207
                                    1998      100,000       25,740         5,000             1,886

John Porch                          2000       95,638       21,578            -- (5)         1,626
Vice President (4)

----------

(1) Represents the Company's matching of voluntary contributions by such person under its 401-k Plan. In addition, in the case of Mr. Wellman, the 1998 amount includes $13,758 that the Company paid to him to cover moving and other expenses related to his acceptance of employment with the Company and relocation to New Jersey.

(2) Mr. Wellman joined the Company as Executive Vice President and Chief Operating Officer in March 1998 and was elected President on February 3, 1999.

(3) In the event Mr. Clarkin's employment is actually or constructively terminated following an acquisition, merger or change in control of the Company, he would be entitled to receive two years' compensation and his unvested options would automatically vest.

(4)  Mr. Porch was elected a Vice President in August 2000.

(5) See "Stock Options" below for information regarding performance options granted to such officer that did not vest until fiscal 2001.

Stock Options

     The following table contains information covering options to purchase shares of the Company's Common Stock granted to the Named Executives in fiscal 2000 pursuant to the Company's 1991 Stock Option Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                           Number of
                           Shares of
                         Common Stock    Percent of Total
                          Underlying      Options Granted   Exercise                      Grant Date
                        Option Granted     to Employees       Price      Expiration      Present Value
         Name               (#) (1)           in 2000        ($/Sh)         Date            (#) (2)
--------------------    --------------   ----------------   --------     ----------      -------------
Stephen Demanovich           5,000               9%           2.00     January 10, 2010     $ 9,350
John G. Wellman, Jr.        50,000              91%           2.00     January 14, 2010      93,500

(1) Such options were granted at 100% of fair market value on the date of grant. The options granted to Mr. Demanovich become exercisable on January 10, 2001. The options granted to Mr. Wellman become exercisable as to 20% of the shares covered thereby on each of the first five anniversary dates of the date of grant.

(2) The Grant Date Present Value has been calculated using the Black-Scholes option pricing model and assumes a risk-free rate of return of 6%, an option term of ten years, a dividend yield of 0% and a stock volatility of 92%. No adjustment was made for nontransferability or forfeitures. Such assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. Such information, which is presented in accordance with the requirements of the Securities and Exchange Commission, is not necessarily indicative of the actual value that such options will have to the Named Executives, which will be dependent upon market prices for the Common Stock.

     In addition, Mr. Clarkin, Mr. Demanovich and Mr. Porch were granted performance options at the beginning of fiscal 2000. The actual number of options granted was not determined until after September 30, 2000 when actual performance for fiscal 2000 was measured against targets provided in the option grant. As a result, options for 2,250 shares, 5,625 shares and 2,813 shares of Common Stock vested in Mr. Clarkin, Mr. Demanovich and Mr. Porch, respectively, in fiscal 2001.

     The following table sets forth information with respect to unexercised options held by the Named Executives at September 30, 2000.

                         FISCAL YEAR END OPTIONS VALUES

                              Number of Shares of
                                 Common Stock                 Value of Unexercised
                                  Underlying                      In-the-Money
                            Unexercised Options at                 Options at
                          September 30, 2000 (#) (1)     September 30, 2000 ($) (1), (2)
                          --------------------------     -------------------------------
                                 Exercisable/                     Exercisable/
       Name                      Unexercisable                    Unexercisable
-------------------       --------------------------     -------------------------------
Bernard G. Clarkin                  5,000/0                           $0/0

Stephen Demanovich               10,000/5,000                          0/0

John G. Wellman, Jr.            40,000/110,000                         0/0

----------

(1) Excludes the performance options discussed above that did not vest until after September 30, 2000.

(2) Calculated by determining the difference between the exercise price and the closing price of the Company's Common Stock on the American Stock Exchange for September 30, 2000.

Report of the Compensation Committee

     The Compensation Committee administers the compensation program for the executive group. Included in this group are the Chairman/Chief Executive
Officer, President/Chief Operating Officer, other corporate officers and selected key managers. The committee is composed of directors who are not employees of the Company.

     The annual base salary paid to the Chairman/Chief Executive Officer, in fiscal 2000, was $220,000, and he received a bonus of $27,600. The Chairman/Chief Executive Officer is not eligible to receive options under the terms of the Company's Stock Option Plan. In determining whether changes in the compensation level of the Chairman/Chief Executive Officer would be appropriate, the Compensation Committee considers the overall performance of the Company for the prior year.

     Salary levels for the other members of the senior management group have been established and are based on external salary information. The information gathered is evaluated by the Compensation Committee in light of the current responsibilities of the individuals involved and serves as the basis for the establishment of salary ranges and also in recommending salary changes. The basis for determining payment of a bonus to an individual is based on a subjective evaluation of the individual's performance as well as overall corporate performance. Any compensation change made to members of the senior management group will have the approval of the Committee and the Chairman/Chief Executive Officer.


                                                  Compensation Committee
                                                     Andrew G. Spohn
                                                     Nick M. Logothetis

Compensation Committee Interlocks and Insider Participation

     Nick M. Logothetis, a member of the Compensation Committee, served as President of the Company from August 1987 to August 1988. Prior thereto, he was Executive Vice President of the Company from March 1980.

Performance Graph

     Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of the Company, the American Stock Exchange Market Index and a Peer Group Index comprised of companies engaged in the help supply services business. The graph assumes $100 invested on October 1, 1995 in the Company and each of the indices and reinvestment of any dividends.

            COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG JOULE INC.,
                      AMEX MARKET INDEX AND SIC CODE INDEX


[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIALS.]
                              (FIGURES IN DOLLARS)

                                                        Fiscal Year Ended
-------------------------------------------------------------------------------------------------------
Company/Index/Market      9/30/95       9/30/96       9/30/97       9/30/98       9/30/99       9/30/00
-------------------------------------------------------------------------------------------------------
Joule Inc.                 100.00        121.13        118.31         67.61         45.07         33.80
Help Supply Services       100.00        129.44        163.81        120.89        131.14        137.91
AMEX Market Index          100.00        104.08        126.56        110.55        128.74        153.97
-------------------------------------------------------------------------------------------------------

Certain Transactions

     The Company provided temporary office services to Symphony Suites, a company owned by Nick M. Logothetis. Billing rates are comparable to those used for other customers; amounts charged during fiscal 2000 were $420,000 and $53,000 was outstanding at September 30, 2000. The highest amount outstanding during fiscal 2000 was $93,000.

     The Company's Board of Directors has approved the transactions outlined above. Any substantial change in the terms of any such transactions and any additional transactions with affiliates of the Company will be submitted to the Board for approval.

                                 AUDIT COMMITTEE

     The Board of Directors has adopted and approved a formal written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Board of Directors has determined that the members of the Audit Committee are "independent," as defined in the corporate governance listing standards of the American Stock Exchange relating to audit committees, meaning that they have no relationships to the Company that may interfere with the exercise of their independence from management and the Company.

Report of the Audit Committee

     The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. It meets with management and the Company's independent public accountants throughout the year and reports the results of its activities to the Board of Directors. In this connection, the Audit Committee has done the following:

o reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2000 with the Company's management;

o discussed with Arthur Andersen LLP, the Company's independent public accountants, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards); and

o received the written disclosure and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Arthur Andersen LLP its independence.

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

                                                  Audit Committee
                                                    Richard Barnitt
                                                    Robert W. Howard

                       ADOPTION OF 2001 STOCK OPTION PLAN

     The Company has had stock option plans in effect since 1988 in order to establish incentives designed to attract and retain key employees and directors with outstanding ability and experience and to encourage the efforts and performance of those persons by increasing their proprietary interest in the Company. Management believes that these plans have been helpful in achieving this objective. No options may be granted under the Company's 1991 Stock Option Plan after December 4, 2001. Excluding options that were canceled or expired, options covering an aggregate of 232,688 shares have been granted under the 1991 Stock Option Plan that is currently in effect. At the date hereof, 267,312 shares of Common Stock are reserved for future grants of options under the 1991 Stock Option Plan. The Board of Directors has authorized the continuance of the stock option program by adopting, subject to ratification by the stockholders, a new plan entitled the 2001 Stock Option Plan (the "Plan"). A copy of the Plan will be sent to stockholders upon request.

     The Plan provides for the grant of options covering up to an aggregate of 500,000 shares of Common Stock, which may consist of authorized but unissued shares or treasury shares or a combination thereof. If any option granted under the Plan is canceled or expires for any reason prior to being exercised in full, the unpurchased shares may again be subjected to an option under the Plan. The Plan contains an antidilution provision, which provides for adjustment in the number of shares in the event of stock splits, stock dividends and the like.

     The  directors,   officers  and  key  employees  of  the  Company  and  its
subsidiaries to whom options are granted under the Plan, and the number of shares covered by such options, are determined by a Stock Option Committee appointed by the Board of Directors consisting of two or more directors who are "non-employee directors," as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors," as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Emanuel N. Logothetis, Chairman of the Board and Chief Executive Officer of the Company, and Nick M. Logothetis and Steven Logothetis, who are directors of the Company and members of the immediate family of Mr. Logothetis, are not eligible to receive options under the terms of the Plan. The number of shares subject to stock options that may be granted to any employee or director in any calendar year is limited to 100,000. This limitation is intended to ensure that the gain recognized on the exercise of stock options by the Company's highest paid executive officers will be treated as performance-based compensation and, therefore, not subject to the $1 million limitation on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code.

     The Stock Option Committee is authorized to prescribe the times at which an option may be exercised and the number of shares as to which an option may be exercised at such times. If an option provides that it is not exercisable for a minimum period after grant, such limitation shall not apply if the optionee ceases to be an employee or director by reason of death or, with the approval of the Stock Option Committee, because of disability or otherwise. In addition, in the event of a merger, consolidation, sale of assets or dissolution of the Company, the Stock Option Committee may amend outstanding options to permit their exercise prior to the effectiveness of any such transaction and to terminate them as of such effectiveness. No option may be exercised more than ten years after the date of the grant, and no option may be granted after February 7, 2011. Under the Plan, the option price cannot be less than 100% of fair market value of the Common Stock on the date of the option is granted. The option price may be paid in cash, shares of Common Stock valued at the fair market value thereof on the date of exercise or any combination of cash and Common Stock. In addition, if the Stock Option Committee so provides, payment of the exercise price may be made by delivering the exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price in full. The closing price of the Common Stock on the American Stock Exchange on December 19, 2000 was $1 3/16.

     The Plan permits the Stock Option Committee to adopt rules and regulations for its administration. The Board of Directors may terminate the Plan or amend the Plan, but the Board may not, without stockholder approval, increase the number of shares covered by the Plan or the limitation on the number of shares subject to options granted to any person in a calendar year, reduce the minimum purchase price or extend the term of the Plan or of any option granted thereunder.

     Options under the Plan are exercisable during the optionee's lifetime only by the optionee and may not be transferred except by will or the laws of descent and distribution. The options terminate one month after termination of the optionee's employment or service as a director, except that in the case of termination with the approval of the Stock Option Committee because of disability or otherwise, the options terminate three months thereafter and, in the case of termination by death, one year thereafter.

     Options granted under the Plan will be designed to be "non-qualified stock options" or "incentive stock options" under Section 422 of the Internal Revenue Code. The grant of an option will have no immediate tax consequences to the optionee or the Company.

     The exercise of a non-qualified stock option will require an optionee to include in income, as compensation, the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. Upon a subsequent sale or taxable exchange of shares acquired upon exercise of a non-qualified stock option, an optionee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. The Company will be entitled to a deduction at the same time and in the same amount as the optionee is in receipt of income in connection with the exercise of a non-qualified stock option.

     If the optionee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the option nor within one year after the date of the transfer of such shares to the optionee (a "disqualifying disposition"), the optionee will realize no compensation income and any gain or loss that the optionee realizes on a subsequent disposition of such shares will be treated as long-term capital gain or loss. For purposes of computing the optionee's alternative minimum taxable income, however, the option generally will be treated as if it were a non-qualified stock option. If an optionee makes a disqualifying disposition, the optionee will be required to include in income, as compensation, the lesser of (i) the difference between the option price and the fair market value of the acquired shares on the exercise date or (ii) the amount of gain realized on such disposition. In addition, depending on the amount received, as a result of such disposition, the optionee may realize long or short-term capital gain or loss. The Company will be entitled to a deduction at the same time and in the same amount as the optionee is in receipt of compensation income as a result of a disqualifying disposition. If there is no disqualifying disposition, no deduction will be available to the Company.

     Approval of the adoption of the Plan requires a majority of the votes cast. The Board of Directors recommends that stockholders vote in favor of adoption of the Plan.

                                  MISCELLANEOUS

Relationship with Independent Accountants

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 2001. Arthur Andersen LLP has acted in this capacity since 1994. Arthur Andersen LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. A representative of Arthur Andersen LLP is expected to be at the meeting.

Other Action

     The management has at this time no knowledge of any matters to be brought before the Annual Meeting other than those referred to above. If any additional matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matters.

Stockholder Proposals

     Any proposal that a stockholder desires to present to the 2002Annual Meeting must be received by the Company at the above address on or prior to September 11, 2001 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy for such meeting.

Expenses of Solicitation

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of the stock held of record for such persons and seeking instructions with respect thereto.

                                            By Order of the Board of Directors

                                            Bernard G. Clarkin
                                            Secretary


--------------------------------------------------------------------------------
                                   10-K REPORT

     Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the financial statements and the financial statement schedules thereto, but without exhibits, as filed with the Securities and Exchange Commission, for the fiscal year ended September 30, 2000. Copies of the exhibits will be furnished at the Company's cost for the reproduction, postage and handling thereof. Letters requesting the Form 10-K should be addressed to the Secretary, Joule Inc., 1245 U.S. Route 1 South, Edison, New Jersey 08837.
--------------------------------------------------------------------------------

                                   APPENDIX A

                      AUDIT COMMITTEE CHARTER OF JOULE INC.

Organization

     There shall be an Audit Committee of the Board of Directors (the "Board of Directors") of Joule Inc. (the "Company") initially composed of two or more directors, as the Board of Directors may determine from time to time, each of whom shall be financially literate and shall otherwise comply with the independence requirements of the American Stock Exchange. On or before June 14, 2001, the membership of the Audit Committee shall be increased to three or more directors. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise and one of the members of the Audit Committee shall be elected Committee Chairman by the Board of Directors.

Statement of Policy

     The Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, investment community and others relating to the Company's accounting and reporting practices and the quality and integrity of its financial reports. The Audit Committee shall endeavor to maintain free and open communication between the Board of Directors, the independent auditors and the management. In discharging its role, the Committee is empowered to investigate any matter brought to its attention within the scope of its duties, with full access to all books, records, facilities and personnel of the Company and power to retain professional advice for this purpose if, in its judgment, that is appropriate.

     The Committee should have a clear understanding with the independent auditors that the independent auditors must maintain an open and transparent relationship with the Committee and that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee.

Responsibilities

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company's independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

     The Audit Committee's policies and procedures should remain flexible in order to best react to changing conditions and to help ensure that the Company's accounting and reporting practices accord with all requirements and are of the highest quality.

     In carrying out its responsibilities, the Audit Committee shall:

o Review and reassess this Charter at least annually and obtain the approval of the Board of Directors.

o Meet at least two times a year, or more often if circumstances so require. The Committee Chairman shall prepare and/or approve an agenda in advance of each meeting.

o Inquire as to the independence of the independent auditors and obtain from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company. In addition, the Audit Committee shall review the extent of non-audit services provided by the independent auditors in relation to the objectivity needed in the independent audit and recommend that the Board of Directors take appropriate action in response to the independent auditors' written statement to satisfy the Board of Directors as to the independent auditors' independence.

o Annually review and recommend to the Board of Directors the independent auditors to be selected to audit the Company's financial statements. The Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

o Approve the fees and other significant compensation to be paid to the independent auditors.

o Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized and, at its conclusion, review such audit. Upon completion of the audit and following each interim review of the Company's financial statements, the Audit Committee should also discuss with the independent auditors all matters required to be communicated to the Audit Committee under generally accepted auditing standards, including AICPA SAS 61.

o Consider the judgments of the independent auditors with respect to the quality and appropriateness, not just the acceptability, of the Company's accounting principles and underlying estimates as applied in the financial statements.

o Review with the independent auditors and the financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for improvement or particular areas where augmented controls are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any activity that might be unethical or otherwise improper.

o Review the financial statements to be contained in the annual report to stockholders with management and the independent auditors prior to filing or distribution to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Any year-to-year changes in accounting principles or practices should be reviewed.

o Review with the independent auditors any problems or difficulties they may have encountered in the audit or any interim review and any management letter provided by the independent auditors and the Company's response to that letter.

o Review the interim financial statements with management and the independent auditors prior to filing or distribution and discuss the results of the quarterly review. The Chairman may represent the entire Committee for the purpose of this review.

o Provide sufficient opportunity at each meeting for the independent auditors to meet with the committee without management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial and accounting personnel and their cooperation during the audit and review process.

o Maintain minutes of meetings and periodically report to the Board of Directors on results of the foregoing activities.



                                   JOULE INC.
                             1245 U.S. Route 1 South
                            Edison, New Jersey 08837